WINTHROP REALTY TRUST

AT THE COMPANY

Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

                              WINTHROP REALTY TRUST
             ANNOUNCES RESULTS FOR THE QUARTER ENDED MARCH 31, 2006

FOR IMMEDIATE RELEASE - Boston, Massachusetts - May 3, 2006 Winthrop Realty Trust (NYSE:FUR), a real estate investment trust, announced today the operating results for the first quarter ended March 31, 2006.

First Quarter Financial Highlights

      o Reported net income for the quarter ended March 31, 2006 of $10,387,000 or $0.27 per common share (basic) and $0.19 per common share (diluted, which assumes full conversion of the Series A and Series B-1 Preferred Shares) compared to a net income of $446,000 or $0.01 per common share (both basic and diluted assuming conversion of the Preferred Shares) for the same period in 2005.

First Quarter Milestones and Recent Events

Corporate Level Financing and Equity Events

      o In February 2006, the Company converted all of its 8.4% Series A Convertible Preferred Shares into common shares, increasing the number of common shares outstanding to 40,418,242.

      o In April 2006, the Company announced the preliminary results of its rights offering to existing shareholders for the sale of up to 5,220,038 of its common shares of beneficial interest at a price of $5.25 per common share. Subscriptions, including rights exercised through notice of guaranteed delivery, were received for at least 9,825,000 shares including 6,275,509 pursuant to oversubscription rights.

Property Acquisitions

      o In February 2006, the Company acquired two office buildings located in Lisle, Illinois, a Chicago suburb, containing an aggregate 236,200 square feet and are 97% leased. Simultaneously, the Company acquired a 60% interest in an additional vacant office property containing 53,800 square feet also located in Lisle, Illinois.

Property Financings

      o In February 2006, the Company obtained a $21,600,000 loan secured by its mixed-use property located at One East Erie, Chicago, Illinois.

      o In February 2006, the Company obtained a $9,500,000 loan secured by its properties located in Burlington, Vermont and Andover, Massachusetts.

Debt Placements and Acquisitions

      o In March 2006, the Company formed a joint venture with Newkirk Realty Trust, Inc. ("Newkirk") to acquire and originate loans secured, directly and indirectly, by real estate assets. The Company and Newkirk have committed to each invest up to $50,000,000 in the joint venture.

      o In addition, the joint venture has entered into a $300,000,000 repurchase agreement pursuant to which the joint venture expects to leverage up to 75% of the assets held in the joint venture. It is further anticipated that the joint venture will enter into a second repurchase agreement enabling the joint venture to obtain an additional $200,000,000 in leverage. Accordingly, it is presently contemplated that the joint venture will acquire and originate an aggregate of approximately $600,000,000 in loan obligations secured by real estate assets. Upon acquisition and origination of a sufficient level of loan obligations, the joint venture may form one or more collateral debt obligation pools.

      o On March 29, 2006, the Company, through two 60% owned joint venture entities acquired (i) a loan with a current principal balance of $11,750,000 which is secured by a first leasehold mortgage on approximately 241,000 square feet of commercial space and a 133 space indoor parking garage located at 800 South Wells, Chicago, Illinois and commonly referred to as River City and (ii) a loan with a current principal balance of $5,915,000 which is secured by a first priority mortgage on the land underlying the River City property and unsold residential condominium units at the River City property.

Investments in Real Estate Securities

      o In March 2006, the Company sold a total of 1,385,000 shares of common stock of Sizeler Property Investors, Inc. ("Sizeler") in privately negotiated transactions. The shares were sold for $14.35 per share for an aggregate sale price of approximately $19,875,000. The sale resulted in a gain of approximately $6,790,000 exclusive of dividends received on such shares.

CEO Commentary

Michael L. Ashner, the Company's chief executive officer commented, "I am pleased that our first quarter results reflect our efforts over the last two years to successfully implement our opportunistic investment strategy."

Additional Information and Supplemental Data

Winthrop Realty Trust is real estate investment trust engaged in the ownership and management of, and lending to, real estate and related investments. Winthrop Realty Trust is listed on the New York Stock Exchange and trades under the symbol "FUR." It has executive offices in Boston, Massachusetts and Jericho, New York.

Financial results for the three months ended March 31, 2006 and 2005 are as follows:

(in thousands, except per-share data)                For the Three Months Ended
                                                             March 31,
                                                            (unaudited)
                                                        2006              2005
                                                     --------          --------
Revenues                                             $ 12,031          $  4,899
                                                     ========          ========
Income from continuing operations                    $ 11,975          $  1,438
Income from discontinued operations                        36                34
                                                     --------          --------
Net income                                           $ 12,011          $  1,472
                                                     ========          ========
Net income applicable to Common
   Shares of Beneficial Interest                     $ 10,387          $    446
                                                     ========          ========
Per Share - Basic:
Income from continuing operations,
   net of preferred dividends                        $   0.27          $   0.01
Income from discontinued operations                      0.00              0.00
                                                     --------          --------
Net income applicable to Common
   Shares of Beneficial Interest                     $   0.27          $   0.01
                                                     ========          ========
Per Share - Diluted:
Income from continuing operations                    $   0.19          $   0.01
Income from discontinued operations                      0.00              0.00
                                                     --------          --------
Net income applicable to Common                          0.19              0.01
   Shares of Beneficial Interest
   Assuming a Conversion of All
   Series A and Series B-1
   Preferred Shares                                  $   0.19          $   0.01
                                                     ========          ========

Net income increased by $10,539,000 to $12,011,000 for the three months ended March 31, 2006 from $1,472,000 for the three months ended March 31, 2005. The increase was due primarily to an increase in other income of $11,111,000, which included $7,319,000 in gain from the sale of real estate securities and an increase in revenues of $7,132,000 as a result of the Company's acquisition activity. These increases were partially offset by increases to the Company's expenses, principally an increase in interest expense of $3,936,000 to $5,636,000 and an increase in depreciation expense of $1,709,000 to $2,551,000, both of which are due to the Company's acquisition activity.

Other Selected Financial Data:
(in thousands)

                                                     March 31,
                                                       2006         December 31,
                                                   (unaudited)         2005
                                                   ------------     ------------
Total assets                                       $    695,370     $    653,666
                                                   ============     ============
Total liabilities                                  $    403,993     $    371,715
Minority interest                                        29,998           27,527
Total shareholders' equity                              261,379          254,424
                                                   ------------     ------------
Total  liabilities and shareholders' equity        $    695,370     $    653,666
                                                   ============     ============

Further details regarding the Company's results of operations, properties and tenants are available in the Company's Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2006 which will be filed with the Securities and Exchange Commission and will be available for download at the Company's website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.

Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to Winthrop Realty Trust can be found in Winthrop's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.